Exhibit 3.2

AMENDMENT TO 2000 RESTATED BYLAWS

OF

COLUMBIA SPORTSWEAR COMPANY

ARTICLE II

BOARD OF DIRECTORS

2.1Number.  The number of directors of the Corporation shall be at least three and no more than eleven.  Within this range, the number of directors at the time of the adoption of these Restated Bylaws shall be six, and the number of directors shall otherwise be determined from time to time by the Board of Directors.